EXHIBIT 99.1

Treaty Energy Corporation Announces Agreement to Acquire
Assets of Kansas-based Oil and Gas Company

This Acquisition to include 54 Oil and Gas Leases and to be Producing 135 to 155
BBLS per Day at Time of Closing – Treaty Updates Shareholders on Changed
Status of Earlier Oil and Gas Lease Projects

HOUSTON, TX--Oct 8, 2009 -- Treaty Energy Corporation (OTCBB: TECO) today announced the signing of an agreement to acquire 54 oil and gas leases in Kansas from Town Oil Company, Inc. The acquisition will include all production equipment now in place on the leases. These leases comprise 6,700+ acres over a 50 square mile area, and currently include 662 “stripper wells.” A stripper well is an oil well that produces ten barrels per day or less for a twelve-month period.

Additionally, a number of new wells have been drilled and will be in production in the near term. Of the 662 wells, 450 are currently producing, with the balance of the wells requiring different amounts of rework prior to being returned to production. Current production is about 115 BBLS per day. With the new wells coming into production and the ongoing rework by the current owners, Treaty estimates that production will be 135 to 155 BBLS per day at closing. In addition, the acquisition agreement obligates Treaty to drill a minimum of 75 new wells per year on the existing 54 leases.

According to the Independent Petroleum Association of America (IPAA), stripper wells comprise about 84 percent of domestic oil wells and produce over 20 percent of all domestic oil. Such stripper wells in Kansas average about 900 feet in depth, and thus are quite economical to drill when compared to much deeper wells in other parts of the country.

Treaty’s CEO, Randall Newton, commented, “We have hired a highly credentialed petroleum engineer to produce the ‘production and reserve reports’ that are required for the audit of these leases prior to the closing which is scheduled to take place no later than December 2009, but could be earlier based on due diligence and how fast the current owner brings production up to the levels specified for the contract to close.”

A secondary recovery effort has been established by the current owner. In addition, Treaty expects to complete the secondary recovery effort on the current leases in 12 to 18 months with the help of its petroleum engineer. The petroleum engineer, who specializes in secondary recovery, has estimated that this effort will approximately triple production on current wells.

Mr. Newton commented further, “We see this acquisition in Kansas as a major step forward for our Company. This transaction, which employs a combination of bank and owner financing, positions Treaty to generate strong revenues and profits. We will provide more complete details on the financial structure of this acquisition following the closing.”

Because of this acquisition and other new opportunities currently being pursued by Treaty, the Company has made the following strategic decisions:

•

Baker Lease: Closing on this possible acquisition is delayed while additional due diligence is performed.

•

Taylor Lease: Closing on this possible acquisition is delayed while additional due diligence is performed.

•

VAGO #1 Lease: This acquisition has been rescinded due to Treaty’s inability to obtain the information necessary to include the acquired leases on Treaty’s financial statements. The Company may seek to reactivate this acquisition in the future.

•

SAGO Lease: Due to multiple issues between Treaty and the surface owner of the land that encompasses these leases, the Company and the land owner have agreed to end the lease relationship. The Company’s website is being updated to reflect these changes.

Updates will be provided as necessary to keep shareholders and other interested parties informed on the progress of exciting new opportunities for Treaty Energy Corporation.

About Treaty Energy Corporation

Treaty is engaged in the acquisition, development and production of oil and natural gas. Treaty acquires and develops oil and gas leases which have “proven but undeveloped reserves” at the time of acquisition.. These properties are not strategic to large exploration-oriented oil and gas companies. This strategy allows Treaty to develop and produce oil and natural gas with tremendously decreased risk, cost and time involved in traditional exploration. Treaty’s headquarters is located in Houston, Texas. For more information go to: www.treatyenergy.com

Forward-Looking Statements:

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks. These risks are detailed in the Company’s filings with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements.

Contact:

Treaty Energy Corporation

Tel: 732-292-0982

Fax: 732-528-9065

investors@treatyenergy.com

Investor Relations:

Equiti-trend Advisors LLC

(800) 953-3350 toll-free

(858) 436-3350 local